EXHIBIT (a)(1)
                                         THIS SUPPLEMENT CONSTITUTES PART OF THE
                                        SECTION 10(a) PROSPECTUS RELATING TO THE
                                                  ALPHA TECHNOLOGIES GROUP, INC.
                                                            AMENDED AND RESTATED
                                                          1994 STOCK OPTION PLAN

                                                               February 28, 2003

                         ALPHA TECHNOLOGIES GROUP, INC.
            OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
     EASTERN STANDARD TIME, ON MARCH 31, 2003 UNLESS THE OFFER IS EXTENDED.

         Alpha Technologies Group, Inc. ("Alpha") is offering eligible employees, directors and consultants (collectively "Eligible Employees") the opportunity to exchange all outstanding options to purchase shares of Alpha common stock for new options which we will grant under the Alpha Technologies Group, Inc. Amended and Restated 1994 Stock Option Plan (the "1994 Stock Plan"). We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related letter from Lawrence Butler dated February 28, 2003, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

         The number of shares subject to the new options to be granted to each Eligible Employee will be equal to the number of shares subject to the options tendered by the Eligible Employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may tender options for all, some or none of the outstanding, unexercised options you currently hold. All tendered options accepted by us through the offer will be canceled as promptly as practicable after 5:00 PM Eastern Standard Time on the date the offer ends. The offer is currently scheduled to expire on March 31, 2003 (the "Expiration Date") and we expect to cancel options on April 1, 2003, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTIONS FOR EXCHANGE, YOU ALSO WILL BE REQUIRED TO TENDER ALL OPTIONS GRANTED TO YOU DURING THE SIX MONTH PERIOD PRIOR TO COMMENCEMENT OF THE OFFER. This means that if you participate in the offer, you will be required to tender all options granted to you since August 28, 2002.

         The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

         You may participate in the offer if you are an eligible employee, director or consultant of Alpha or one of our subsidiaries. In order to receive a new option pursuant to this offer, you must remain an employee, director or consultant as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

         If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1994 Stock Plan.

         The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. It is expected that the date of grant will be six months and one day after the date we cancel the options accepted for exchange.

         Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

         Each new option granted will vest in accordance with the vesting schedule of the canceled options, as follows:

- any shares that were fully vested on the date that the offer expires will be fully vested,

- all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

- all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

         Although the Stock Option Committee (the "Committee") of our Board of Directors has approved the offer, neither we nor our Board of Directors or the Committee makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

         Shares of Alpha common stock are traded on the Nasdaq National Market under the symbol "ATGI." On February 24, 2003, the closing price of our common stock reported on the Nasdaq National Market was $.95 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET PRICES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the letter from Lawrence Butler dated February 28, 2003, the Election Form and the Notice to Change Election From Accept to Reject to:

                                James Polakiewicz
                         Alpha Technologies Group, Inc.
                                33 Bridge Street
                                Pelham, NH 03076
                            telephone (603) 635-5160

                               SUMMARY TERM SHEET

-    The commencement date of the offer is February 28, 2003

- The offer allows employees, directors and consultants to cancel existing stock options, whether vested or unvested, and receive an equivalent number of "at-the-money" stock options six months and one day after cancellation of the existing stock options.

- The offer is being made to employees, directors and consultants who were participants in the Company's stock option plan before the commencement date of the offer.

- The number of options granted to the employee following the six month and one day period will be the same number as the number of options canceled (subject to any intervening stock splits, reverse stock splits, stock dividends, and similar events).

- The exercise price of the new options will be the market price of our common stock on the new grant date, as measured by the closing price of our stock on the new grant date.

- Eligible Employees can elect to cancel all, some or none of their existing options. However, if an Eligible Employee elects to cancel any options, then, in addition, all options granted in the six month period immediately prior to the commencement date of the offer must also be canceled.

- Eligible Employees will have until March 31, 2003 (at least twenty (20) business days from the commencement date of the offer) to decide if they wish to participate. We plan to cancel properly tendered options on April 1, 2003. The six month and one day period begins following the cancellation date.

- The option exchange resets the employee's holding period for income tax purposes.

- The timing of the grant of the new options is designed so that the Company will not have to incur any stock compensation expense as a result of the option exchange.

- During the six month and one day period, no other option grants may be made to the employees, directors or consultants who elect to participate in the offer (such grants would disallow the "compensation expense-free" aspect of the offer to the Company).

- The Company cannot provide "stock price protection" to participating employees during the six month and one day period. Participating employees must bear the risk of market movements in the stock price during the period.

- Participating Eligible Employees must remain employed during the six month and one day period in order to receive a new grant.

- The vesting schedule for the new option grants will be calculated so that Eligible Employees have the same number of vested options following the six month and one day period as they would have had under the canceled options.

- If the Company is acquired prior to the new grant date, the acquiror must honor our commitment to grant you new options. However, you may forfeit any accelerated vesting due to a change in control as provided under your existing option grant. In addition, your new option would be subject to the terms and conditions of the acquiror's stock option plan.

         The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange and the other Offer Documents because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and the other Offer Documents. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Alpha held by eligible employees, directors and consultants for new options we will grant under the 1994 Stock Plan. (Page
14)

WHO IS ELIGIBLE TO PARTICIPATE?

         Employees are eligible to participate if they are employees, directors or consultants of Alpha or one of Alpha's subsidiaries as of the date the offer commences and the date on which the tendered options are canceled. In order to receive a new option, you must remain an employee, director or consultant as of the date the new options are granted, which will be at least six months and one day after the cancellation date for the tendered options. If Alpha does not extend the offer, the new options will be granted on or about October 3, 2003. (Page 14)

WHY ARE WE MAKING THE OFFER?

         We believe that granting stock options motivates high levels of performance and provides an effective way to recognize employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees, directors or consultants a valuable incentive to stay with our company. All of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new grant date, we intend to provide our eligible employees, directors and consultants with the benefit of owning options that over time may have a greater potential to increase in value, which creates better performance incentives for eligible employees, directors or consultants and thereby maximizes stockholder value. (Page 15)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange.
(Page 19)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED
OPTIONS?

         If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of option shares you tender. New options will be granted under our 1994 Stock Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 14)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

         We will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The Committee will select the actual grant date for the new options. If we cancel tendered options on April 1, 2003, which is the scheduled date for the cancellation of the options (the next business day following the expiration date of the offer), the new options will not be granted until October 3, 2003, at the earliest. (Page 17)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that every quarter we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

         No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. Because of accounting rules that could apply to interim option grants as a result of the offer, we will defer until the new option grant date the grant of any additional options to avoid incurring compensation expense against our earnings. If we decide to grant you any additional options before the grant date for the new options, we may issue a Promise to Grant Stock Option(s) to you on the date when such grant would no longer subject us to variable accounting charges as a result of the exchange offer. However, if you are no longer employed at Alpha or one of its subsidiaries on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 17)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELED OPTIONS?

         Yes. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. (Page
17)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

         Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current and historical market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 23)

WHEN WILL THE NEW OPTIONS VEST?

         The vesting of the newly issued options will be in accordance with the vesting schedule of the canceled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

         Each new option granted will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date the tendered options are canceled) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

         It is possible that, prior to the grant of new options, we might effect a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will be required to honor that commitment.

         However, if your new options were to be granted under the acquiring company's stock option plan, these options would be subject to the terms and conditions of the acquiring company's stock plan and related form of agreement. In addition, you may forfeit any right to acceleration of vesting upon a change in control if the transaction were to occur before your new options were granted.

         You should be aware that these types of transactions could have a substantial impact on our share price or the share price of the acquiring company, including potentially substantial appreciation in price. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger shortly after the new grant date, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock prior to the new grant date, tendering option holders would receive options to purchase shares of a different issuer.

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

         No. We will accept partial tenders of options, as well as the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants in their entirety, or any portion of one or more grants, or none of your grants. Your Election Form must specify the number of shares you are tendering under each option, and you will be granted a "balancing" option for the untendered portion of any partially tendered option.

         Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the commencement of the offer. (Page 14)

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

         If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor with respect to the tax consequences of participating in the offer. (Page 27)

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 17)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

         Your new options will generally expire as to Eligible Employees other than non-employee directors, ten years from the date of grant, or earlier if your employment with Alpha terminates. New options for non- employee directors will expire five years from the date of grant or 90 days after the optionee ceases to be a director of the Company. New options for employees who at the time the option is granted owned more than 10% of the outstanding Common Stock of the Company will expire five years from the date of grant or earlier if employment with Alpha terminates. (Page 22)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

         The offer expires on March 31, 2003, at 5:00 p.m., Eastern Standard Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 8:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 14)

HOW DO YOU TENDER YOUR OPTIONS?

         If you decide to tender your options, you must deliver, before 5:00 p.m., Eastern Standard Time, on March 31, 2003 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax number (603) 635-5260) or hand delivery to James Polakiewicz, Chief Financial Officer of Alpha at 33 Bridge Street, Pelham, NH 03076.This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all properly tendered options promptly after the expiration of the offer. (Page 15)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED
OPTIONS?

         You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Eastern Standard Time, on March 31, 2003. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and canceled your tendered options by April 28, 2003, you may withdraw your tendered options at any time after April 28, 2003. To withdraw tendered options, you must deliver to us via facsimile (fax number
(603) 635-5260) or hand delivery to James Polakiewicz a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 16)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

         Yes, you may change your election regarding particular tendered options at any time before the offer expires at 5:00 p.m., Eastern Standard Time, on March 31, 2003. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax number (603) 635-5260) or hand delivery to James Polakiewicz at Alpha, 33 Bridge Street, Pelham, NH 03076, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 16)

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

         James Polakiewicz
         Chief Financial Officer
         Alpha Technologies Group, Inc.
         33 Bridge Street
         Pelham, NH 03076
         (603) 635-5160

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the other Offering Documents before deciding whether and to what extent to participate in the exchange offer.

                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL OCTOBER 3, 2003 AT THE EARLIEST.

         Employees are generally eligible to receive option grants at any time that the Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until October 3, 2003 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELED, YOUR CANCELED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

         For example, if you cancel options with a $4.00 exercise price per share, and Alpha's stock price appreciates to $5.00 before the replacement grants are made, your replacement option will have a higher exercise price than the canceled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELED OPTION.

         Once your option is canceled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the canceled option nor the replacement option.

THE COMPANY INVESTIGATES STRATEGIC OPPORTUNITIES FROM TIME TO TIME WHICH, IF CONCLUDED, COULD AFFECT THE PRICING AND/OR TERMS OF YOUR NEW OPTIONS.

         The Company engages in discussions from time to time regarding potential strategic opportunities, including financings, strategic partnering relationships, and acquisitions. If any of these transactions were to occur before the new options are granted, your new options could be granted at a higher exercise price, and could be subject to terms and conditions required by an investing or acquiring party. Also, you could forfeit any acceleration of vesting to which you may otherwise be entitled under your existing options.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

YOUR REPLACEMENT OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR CANCELED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

         If your canceled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, due to the accelerated vesting schedule and/or the new exercise price, your options will exceed this limit and will be treated as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectus for the Alpha Technologies Group, Inc. 1994 Stock Plan.

YOUR REPLACEMENT INCENTIVE STOCK OPTIONS WILL BE SUBJECT TO A NEW
HOLDING PERIOD FOR CERTAIN FAVORABLE TAX TREATMENT.

         Holders of incentive stock options receive certain favorable tax treatment under the Internal Revenue Code. First, you will not incur ordinary income tax when you exercise an incentive stock option (although you may be subject to alternative minimum tax). Second, any profit you realize when you sell shares acquired upon the exercise of an incentive stock option will be taxed at the capital gains rate if you do not sell your option shares earlier than one year after the date of exercise and two years after the date of grant. If you participate in the offer, you will be canceling your existing options and receiving a new grant. Therefore, you will lose the benefit of any holding period under the old options and you will begin a new holding period under the new options. If you want to receive the tax benefits accorded to incentive stock options, you will not be able to sell your option shares before October 2005. Please see Section 14, "Material U.S. Federal Income Tax Consequences," below for a more detailed description of the tax treatment of incentive stock options. You should consult with your tax advisor for further information about this risk.

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to James Polakiewicz at Alpha Technologies Group, Inc., 33 Bridge Street, Pelham, NH 03076 fax number (603) 635-5260, no later than 5:00 p.m. on March 31, 2003.

         We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED LETTER FROM LAWRENCE BUTLER DATED FEBRUARY 28, 2003, ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS



                                                                          PAGE

Summary Term Sheet......................................................... 3

Certain Risks of Participating in the Offer................................ 9

Introduction...............................................................13

The Offer..................................................................14

1.   Eligibility...........................................................14
2.   Number of options; expiration date....................................14
3.   Purpose of the offer..................................................15
4.   Procedures for tendering options......................................15
5.   Withdrawal Rights and Change of Election..............................16
6.   Acceptance of options for exchange and issuance of new options........17
7.   Conditions of the offer...............................................19
8.   Price range of shares underlying the options..........................21
9.   Source and amount of consideration; terms of new options..............21
10.  Information concerning Alpha..........................................25
11.  Interests of directors and officers; transactions and arrangements concerning the options..............................................26
12.  Status of options acquired by us in the offer; accounting consequences of the offer...........................................26
13.  Legal matters; regulatory approvals...................................26
14.  Material U.S. Federal Income Tax Consequences.........................27
15.  Extension of offer; termination; amendment............................29
16.  Fees and expenses.....................................................30
17.  Additional information................................................30
18.  Miscellaneous.........................................................31

Schedule A    Information Concerning the Directors and Executive Officers
              of Alpha Technologies Group, Inc..............................A-1

                                  INTRODUCTION

         Alpha Technologies Group, Inc. ("Alpha") is offering to exchange all outstanding options to purchase shares of Alpha common stock held by eligible employees, directors and consultants for new options we will grant under the Alpha Technologies Group, Inc. Amended and Restated 1994 Stock Option Plan (the "1994 Stock Plan"). An "Eligible Employee" refers to employees of Alpha and certain of its subsidiaries who are employees both as of the date the offer commences and as of the date the tendered options are canceled. Members of our Board of Directors, including employees, directors and consultants who hold options, are eligible to participate in the exchange offer (such employees, directors and consultants are referred to as "Eligible Employees"). We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the other Offer Documents.

         The number of shares subject to the new options to be granted to each Eligible Employee will be equal to the number of shares subject to the options tendered by the Eligible Employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be October 3, 2003, at the earliest, unless the offer is extended, in which case the grant date of the new options will be similarly extended. You may tender options for all, some or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be canceled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any options for exchange, you will be required to also tender all options granted to you during the six month period immediately prior to the offer period. This means that if you participate in the offer, you will be required to tender all options granted to you since August 28, 2002.

         The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

         If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1994 Stock Plan.

         The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

         Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

         The new options will vest in accordance with the vesting schedule of the canceled options. Each new option granted will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

         As of February 28, 2003, options to purchase 1,592,376 shares of Alpha common stock were issued and outstanding, all of which were held by Eligible Employees.

THE OFFER

1.  ELIGIBILITY.
    -----------

         Persons holding Options are "Eligible Employees" if they are employees of Alpha or one of Alpha's subsidiaries as of the date the offer commences and the date on which the tendered options are canceled or are members of the Board of Directors, including employee directors, or are consultants to Alpha. The directors of Alpha are listed in Schedule A to this Offer to Exchange.

         In order to receive a new option, you must remain an employee, director or consultant as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Alpha does not extend the offer, the new options will be granted on or shortly after October 3, 2003.

2.  NUMBER OF OPTIONS; EXPIRATION DATE.
    ----------------------------------

         Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by Eligible Employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all, some or none of the shares subject to each of your eligible options. If you tender only part of an option, we will issue you a "balancing" option for the untendered shares. In addition, if you tender any option grant or portion thereof for exchange, you will be required to also tender all options granted to you during the six month period prior to the date the offer commenced. This means that if you participate in the offer, you will be required to tender all options granted to you since August 28, 2002.

         If your options are properly tendered and accepted for exchange, the options will be canceled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of option shares tendered by you and accepted for exchange, subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1994 Stock Plan, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Alpha or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled. If you cease to be a non-employee director or consultant prior to the date we grant the new option, you will not receive anything for the options you tendered and we canceled.

         The term "expiration date" means 5:00 p.m., Eastern Standard Time, on March 31, 2003, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

         We will also notify you of any other material change in the information contained in this Offer to Exchange.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

3.  PURPOSE OF THE OFFER.
    --------------------

         We issued the options outstanding to provide our Eligible Employees with additional incentive, to promote the success of our business, and to encourage our Eligible Employees to continue their employment with us.

         One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our Eligible Employees a valuable incentive to stay with Alpha. Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

         Our Board of Directors does not make any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.  PROCEDURES FOR TENDERING OPTIONS.
    --------------------------------

         PROPER TENDER OF OPTIONS.

         To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax number (603) 635-5260) or hand delivery to James Polakiewicz, Alpha Technologies Group, Inc., 33 Bridge Street, Pelham, NH 03076 along with any other required documents. James Polakiewicz must receive all of the required documents before the expiration date. The expiration date is 5:00 PM Eastern Standard Time on March 31, 2003.

         THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

          DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.  WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.
    ----------------------------------------

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

         You may withdraw your tendered options at any time before 5:00 p.m., Eastern Standard Time, on March 31, 2003. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 5:00 p.m., Eastern Standard Time, on April 28, 2003, you may withdraw your tendered options at any time thereafter.

         To validly withdraw tendered options, you must deliver to James Polakiewicz via facsimile (fax number (603) 635-5260) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

         To validly change your election regarding the tender of particular options, you must deliver a new Election Form to James Polakiewicz via facsimile (fax number (603) 635-5260) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

     -    the name of the option holder who tendered the options,

     - the original number of shares for which each tendered option was exercisable,

     -    the grant date of each option to be tendered,

     -    the exercise price under each option to be tendered,

     -    the total number of shares exercised under each option; and

     - the total number of shares being tendered for cancellation under each option.

         Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

         If you wish to withdraw a Notice to Change Election From Accept to Reject, you must properly re-tender the withdrawn options before the expiration date by following the procedures described in Section 4. Otherwise, any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer and will remain outstanding.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.
    --------------------------------------------------------------

         Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are canceled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be canceled as of the date of our acceptance, which we anticipate to be April 1, 2003, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonqualified stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by March 31, 2003, the scheduled expiration date of the offer, and accepted for exchange and canceled on April 1, 2003 you will be granted new options on or about October
3, 2003. If we accept and cancel options properly tendered for exchange after March 31, 2003, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than October 3, 2003 covering the same number of shares as the options canceled pursuant to this offer, provided that you remain an Eligible Employee on the date on which the grant is to be made.

         If we accept options you tender in the offer, we will defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been canceled. We will defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than October 3, 2003, at the then-current market price, provided that you remain an Eligible Employee on the date on which the grant is to be made.

         Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Alpha or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been canceled pursuant to this offer. If you cease to be a non-employee director or consultant prior to the date we grant the new options, you will not receive anything for the options you tendered and we cancelled.

         We will accept partial tenders of your eligible option grants, including the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, or any portion of one or more of your option grants, but only to the extent such grant has not previously been exercised. If you tender only a portion of an option, we will issue a "balancing" option for the untendered shares. In addition, if you tender any option grant or portion thereof for exchange, you will be required to also tender all options granted to you during the six month period prior to commencement of the offer period. This means that if you participate in the offer, you will be required to tender all options granted to you since August 25, 2002.

         Within five business days of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Alpha will notify the option holder by Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to James Polakiewicz, or to the option holders, of our acceptance for exchange of such options, which notice may be made by press release or otherwise. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

7.  CONDITIONS OF THE OFFER.
    -----------------------

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 28, 2003 , and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Alpha;

     - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Alpha, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

          (3) materially impair the contemplated benefits of the offer to Alpha; or

          (4) materially and adversely affect Alpha's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Alpha;

     - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Alpha, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

     - any change or changes shall have occurred in Alpha's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Alpha or may materially impair the contemplated benefits of the offer to Alpha.

         The conditions to the offer are for Alpha's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.  PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.
    --------------------------------------------

         The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "ATGI". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                 HIGH                LOW
                                                 ----                ---
FISCAL YEAR 2003
   Quarter ended January 26 , 2003              $1.55               $0.98

FISCAL YEAR 2002
   Quarter ended October 27, 2002                5.25                2.89
   Quarter ended July 28, 2002                   2.88                1.94
   Quarter ended April 28, 2002                  2.72                1.25
   Quarter ended January 27, 2002                1.74                1.16

FISCAL YEAR 2001
   Quarter ended October 28, 2001               11.06                7.19
   Quarter ended July 29, 2001                  10.50                4.38
   Quarter ended April 29, 2001                  8.44                5.00
   Quarter ended January 28, 2001                6.25                2.85

         As of February 24, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $0.95 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

9.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.
    --------------------------------------------------------

         CONSIDERATION.

         We will issue new options to purchase shares of common stock under our 1994 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which options will be canceled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and canceled by us, as adjusted for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from Eligible Employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of up to approximately 1,592,376 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 22% of the total shares of our common stock outstanding as of February 28, 2003.

         TERMS OF NEW OPTIONS.

         The new options will be granted under our 1994 Stock Plan. A new option agreement will be entered into between Alpha and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally this will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1994 Stock Plan and the options to be granted under the 1994 Stock Plan.

         1994 STOCK PLAN.

         The maximum number of shares available for issuance through the exercise of options granted under our 1994 Stock Plan is 2,400,000. Our 1994 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonqualified stock options.

         ADMINISTRATION.

         The 1994 Stock Plan is administered by the Stock Option Committee of our Board of Directors (the "Administrator"). Subject to the other provisions of the 1994 Stock Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

         TERM.

         Options generally have a term of ten (10) years for Eligible Employees other than non- employee directors and five (5) years for non-employee directors. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Alpha or an affiliate company have a term of no more than five (5) years.

         TERMINATION.

         Except as your option agreement otherwise provides, if your employment with Alpha or one of its subsidiaries ends for reasons other than death or disability, any options that are not yet exercisable will expire on the date of your termination. If the options are exercisable when your employment terminates, the length of time you have to exercise them depends on the reason for your termination from service. If you leave because of death or disability, see below for rules that apply to each case. If you leave Alpha or one of its subsidiaries for reasons other than cause, voluntarily quitting, death or disability, you have up to one month to exercise the options - but not beyond the expiration date of the grant. If your employment is terminated because you voluntarily quit or are discharged for cause, the options will expire on the date of your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within one year following such termination.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1994 Stock Plan. In addition, your option may terminate, together with our 1994 Stock Plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

         EXERCISE PRICE.

         The Administrator determines the exercise price at the time the option is granted. For all Eligible Employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

         However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Alpha or an affiliate company.

         VESTING AND EXERCISE.

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us to employees generally vest at a rate of one-third of the shares subject to the option after twelve months, and then one-third of the total shares subject to the option vest each year thereafter, provided the employee remains continuously employed by Alpha.

         The new options granted through the offer will vest as follows:

     - any shares that were fully vested on the date that the offer expires will be fully vested,

     - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

     - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

         PAYMENT OF EXERCISE PRICE.

         You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

     -    cash,

     -    check,

     -    certain other shares of our common stock,

     -    a combination of the foregoing methods.

         ADJUSTMENTS UPON CERTAIN EVENTS.

         If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

         If, following the new grant date, there is a sale of all or substantially all of our assets, we merge with another corporation and we are not the surviving entity, there is a liquidation or dissolution of Alpha, or certain other events defined as a Corporate Change in the 1994 Stock Option Plan occur, the Administrator in its sole discretion, without the consent of an option holder may act to effect certain alternatives which may vary among indivdual optionees or options including: your options may be assumed or replaced with new options of the successor corporation, you may be required to exercise any vested portion within a specified period of time, after which all unexercised options shall terminate, or you may receive a cash payment in exchange for termination of your options as provided in the 1994 Stock Plan. (These terms will not necessarily apply if a sale or merger occurs before the new options are granted.)

         TRANSFERABILITY OF OPTIONS.

         New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

         TERMINATION OF EMPLOYMENT.

         If, for any reason, you are not an employee of Alpha from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we canceled. If you cease to be a non-employee director or consultant prior to the date we grant new options, you will not receive anything for the options you tendered and we cancelled.

         REGISTRATION OF OPTION SHARES.

         A total of 2,400,000 shares of common stock issuable upon exercise of options under our 1994 Stock Plan have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

         U.S. FEDERAL INCOME TAX CONSEQUENCES.

         You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

         Our statements in this Offer to Exchange concerning our 1994 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1994 Stock Plan and the forms of option agreement under the 1994 Stock Plan. Please contact us at Alpha Technologies Group, Inc., 33 Bridge Street, Pelham, NH 03076 (telephone: (603) 635-5160) Attention: James Polakiewicz, to receive a copy of our 1994 Stock Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

10.  INFORMATION CONCERNING ALPHA.
     ----------------------------

         Our principal executive offices are located at c/o Alpha Technologies Group, Inc., 11990 San Vicente Boulevard, Suite 350, Los Angeles, California 90049 and our telephone number is (310) 566- 4005.

         Through our subsidiaries, we are engaged in the manufacture, fabrication and sale of thermal management products and aluminum extrusions. We are one of the leading manufacturers of thermal management products in the United States. Thermal management products, principally heat sinks, are devices made out of fabricated aluminum extrusions that have high surface area to volume ratios and are engineered to dissipate unwanted heat generated by electronic components. As systems become increasingly more powerful and packaging becomes smaller, the need to dissipate heat becomes more important to the reliability and functioning of electronic systems. Our thermal management products serve the automotive, telecommunication, industrial controls, transportation, power supply, factory automation, consumer electronics, aerospace, defense, microprocessor, and computer industries.

         We extrude aluminum for our use in the production of thermal management products and sell aluminum extrusions to various industries including the construction, sporting goods and other leisure activity markets. Extruded aluminum is the primary raw material in the production of thermal management products.

         We conduct our thermal management business through several wholly owned subsidiaries: Wakefield Thermal Solutions, Inc. ("Wakefield"), which includes the Wakefield-Pelham (Pelham, NH), Wakefield-Fall River (Fall River, MA) and Wakefield-Temecula (Temecula, CA) divisions, Specialty Extrusion Corp. ("Specialty") and Lockhart Industries, Inc. ("Lockhart").

         We were incorporated as Synercom Technology, Inc., in Texas in 1969. We changed the state of incorporation to Delaware in 1983 and in 1995, changed our corporate name to Alpha Technologies Group, Inc. Our principal executive offices are located at 11990 San Vicente Boulevard, Suite 350, Los Angeles, California 90049 (310) 566-4005.

         The financial information included in our annual report on Form 10-K for the fiscal year ended October 27, 2002 is incorporated herein by reference. See "Additional Information" beginning on page 30 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.
     ------------------------------------------------------------------

         A list of our directors and executive officers and the number of options owned by each is attached to this Offer to Exchange as Schedule A. As of February 28, 2003, our executive officers and non-employee directors (eight (8) persons) as a group owned options to purchase a total of 1,406,542 shares, which represented approximately 88% of the shares subject to all options outstanding as of that date.

         Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to February 28, 2003 by Alpha or, to our knowledge, by any executive officer, director, consultant or affiliate of Alpha.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
     -------------------------------------------------------------------------

         Options we acquire through the offer will be canceled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1994 Stock Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         We believe that we will not incur any compensation expense as a result of the transactions contemplated by the offer because:

     - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

     - the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

13.  LEGAL MATTERS; REGULATORY APPROVALS.
     -----------------------------------

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

         If we are prohibited by applicable laws or regulations from granting new options immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, when we currently expect to grant the new options, we will grant such new options as soon as is permissible. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any new options and you will not get any other consideration for the options you tendered.

14.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
     ---------------------------------------------

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         INCENTIVE STOCK OPTIONS.

         Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1994 Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

         If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     - at least two years after the date the incentive stock option was granted, and

     - at least one year after the date the incentive stock option was exercised.

The two-year and one-year periods described above are referred to as "holding periods."

         If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

         Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

         Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

         If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. However, you will begin a new holding period for purposes of determining whether any disposition of the underlying shares is a qualifying disposition as described above.

         For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, or if a significant number of options are vested on the date of grant (to equal your current vesting schedule), the new options may exceed the limit for incentive stock options.

         NON-QUALIFIED STOCK OPTIONS.

         Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonqualified stock option.

         However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

         We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.
     ------------------------------------------

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     - we increase or decrease the amount of consideration offered for the options,

     - we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

16.  FEES AND EXPENSES.
     -----------------

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

17.  ADDITIONAL INFORMATION.
     ----------------------

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.

         The Schedule TO, our Annual Report on Form 10-K for our fiscal year ended October 27, 2002 and our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.
         Room 1024
         Washington, DC 20549

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ATGI" and our SEC filings can be read at the following Nasdaq address:

         Nasdaq Operations
         1735 K Street, N.W.
         Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Alpha Technologies Group, Inc., 33 Bridge Street, Pelham, NH 03076, Attention: James Polakiewicz or telephoning us at (603) 635-5160.

         The information contained in this Offer to Exchange about Alpha should be read together with the information contained in the documents to which we have referred you.

18.  MISCELLANEOUS.
     -------------

         This Offer to Exchange and our SEC reports referred to above may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, compliance with covenants in the Company's loan documents, ability to meet principal payments under those loan documents and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances which may take place after the date of this report.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE LETTER FROM LAWRENCE BUTLER DATED FEBRUARY 28, 2003, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

February 28, 2003                           Alpha Technologies Group, Inc.

                                   SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                         ALPHA TECHNOLOGIES GROUP, INC.

         The directors and executive officers of Alpha Technologies Group, Inc., their positions and offices as of February 28, 2003, and the number of options held by each such person are set forth in the following table:

                            POSITION AND                        NO. OF                           % OF
NAME                        OFFICES HELD                  OUTSTANDING OPTIONS           OUTSTANDING OPTIONS HELD
----                        ------------                  -------------------           ------------------------

Lawrence Butler             Chairman and Chief                     520,000                          32.6%
                            Executive Officer and
                            Director

Robert Streiter             President and Chief                    475,000                          29.8%
                            Operating Officer and
                            Director
James Polakiewicz           Secretary, Treasurer and                71,275                           4.5%
                            Chief Financial Officer
Steve Chupik                Vice President                          70,267                           4.4%
                            Administration
Marshall Butler             Director                               130,000                           8.2%
Richard Gormley             Director                                35,000                           2.2%
Donald Grierson             Director                                40,000                           2.5%
Frederic Heim               Director                                65,000                           4.1%

         The address of each director and executive officer is: c/o Alpha Technologies Group, Inc., 11990 San Vicente Boulevard, Suite 350, Los Angeles, California 90049, telephone (310) 566-4005.



                                       A-1